Exhibit 99.4

For immediate release

Endeavour Executes Restructuring Support Agreement

Pursuant to Chapter 11 Proceedings

Endeavour will Continue to Conduct Business in the Ordinary Course

Houston, TX – October 10, 2014 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced that the Company has executed a Restructuring Support Agreement (“RSA”) with holders of more than two-thirds (2/3) of its 12% First Priority Notes, 12% Second Priority Notes, 7.5% Convertible Bonds and 5.5% / 6.5% Convertible Notes (collectively, the “Notes”) to restructure the Company’s debt obligations. In connection therewith, the Company and certain of its subsidiaries have each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (“Chapter 11 Proceedings”). The Company’s U.K. subsidiaries and certain other affiliates have not sought bankruptcy protection and will continue to operate outside of any reorganization proceedings. Endeavour and its debtor affiliates will continue to operate as “debtors in possession” in the Chapter 11 Proceedings.

Pursuant to the RSA, the Company’s existing debt will be reduced by approximately $568 million including the cancellation of all of the Company’s Notes and reduce its annual interest burden by 43%. As consideration for such cancellation, the reorganized Company would issue (a) $262.5 million of new 9.75% notes to the holders of its 12% First Priority Notes, (b) an aggregate of approximately $237.5 million of new 3.5% convertible preferred shares to holders of its 12% First Priority Notes and 12% Second Priority Notes, and (c) common shares to holders of its 12% Second Priority Notes, 7.5% Convertible Bonds, 6.5% Convertible Notes and 5.5% Convertible Notes. All of the Company’s existing equity securities, including its shares of common stock and preferred stock, will be cancelled, without receiving any distribution.

The $440 million senior secured term loan incurred by Endeavour Energy UK Limited and certain other of the Company’s foreign subsidiaries will not be affected by the restructuring.

Endeavour expects its oil and gas operations to continue in the ordinary course throughout the Chapter 11 Proceedings. The Company believes that the rights and protections afforded it by a court-supervised reorganization process will provide Endeavour with the time and flexibility it needs to address its financial challenges, delever its balance sheet and position the Company for the longer term.

The filing is principally the result of a series of events during a period of time when the Company was heavily involved in the development of two large assets in the U.K. North Sea. In Endeavour’s circumstances, its two large North Sea developments – Bacchus and Rochelle, were each over a year delayed in coming to first production, which caused cost overruns from the original cost projections. These delays also substantially impacted the cash flow and operating margins the Company would have received had the projects come online as scheduled. To maintain its ownership rights in these valuable assets, Endeavour incurred additional debt at a high cost of capital. As of the filing, the large capital commitment for most of the North Sea assets has been completed and the assets are online.

“Today’s RSA and the required Chapter 11 Proceedings is a step forward for the Company to move expeditiously through the reorganization process,” said William L. Transier, chairman, chief executive officer and president. “It has been a significant accomplishment by the Company and a very long process to get our North Sea developments online. We continue to believe that these are quality long lived assets that can generate substantial returns for the Company’s stakeholders. The RSA and ensuing reorganization process is important to the preservation of these assets for our investors.”

The Company is in process of filing various “first-day” motions seeking customary relief from the U.S. Bankruptcy Court to facilitate its transition into the Chapter 11 Proceedings.

About Endeavour International Corporation

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of oil and natural gas in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Forward-looking Statements

This press release contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Endeavour. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. Please refer to Endeavour’s Annual Report on Form 10-K for year ended December 31, 2013, filed with the SEC on March 17, 2014, Form 10-K/A filed on March 21, 2014 and other filings for a discussion of material risk factors. Endeavour disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

SOURCE: Endeavour International Corporation

For further information:

Endeavour – Investor Relations

Darcey Matthews	713-307-8711